Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Altria Group, Inc. (formerly known as Philip Morris Companies Inc.) on Form S-14 (File No. 2-96149) and in Altria Group, Inc.’s Registration Statements on Form S-3 (File No. 333-35143) and Form S-8 (File Nos. 333-28631, 333-20747, 333-16127, 33-1479, 33-10218, 33-13210, 33-14561, 33-1480, 33-17870, 33-38781, 33-39162, 33-37115, 33-40110, 33-48781, 33-59109, 333-43478, 333-43484 and 333-71268), of our report dated January 27, 2003 relating to the consolidated financial statements of Altria Group, Inc., which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 27, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
New York, New York March 27, 2003